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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


1.  Dave & Buster's of Illinois, Inc., an Illinois corporation
2.  Dave & Buster's of Georgia, Inc., a Georgia corporation
3.  Dave & Buster's of Pennsylvania, Inc., a Pennsylvania corporation
4.  Dave & Buster's of Maryland, Inc., a Maryland corporation
5.  Dave & Buster's of California, Inc., a California corporation
6.  Dave & Buster's of Colorado, Inc., a Colorado corporation
7.  Dave & Buster's of New York, Inc., a New York corporation
8.  Dave & Buster's of Florida, Inc., a Florida corporation
9.  Dave & Buster's of Pittsburgh, Inc., a Pennsylvania corporation
10. Dave & Buster's of Hawaii, Inc., a Hawaii corporation
11. Dave & Buster's I, L.P., a Texas limited partnership
12. D&B Realty Holding, Inc., a Missouri corporation
13. D&B Leasing, Inc., a Texas corporation
14. DANB Texas, Inc., a Texas corporation